As filed with the Securities and Exchange Commission on August 5, 2015

Registration No. 333-148941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BANK OF THE CAROLINAS CORPORATION

(Exact name of registrant as specified in its charter)

North Carolina	20-4989192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

135 Boxwood Village Drive

Mocksville, North Carolina 27028

(336) 751-5755

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen R. Talbert

President and Chief Executive Officer

Bank of the Carolinas Corporation

135 Boxwood Village Drive

Mocksville, North Carolina 27028

(336) 751-5755

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Jonathan A. Greene

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

(919) 781-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. fi led to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On January 30, 2008, Bank of the Carolinas Corporation (the “Registrant”) filed a Registration Statement on Form S-3 (File No. 333-148941) (the “Registration Statement”) with the Securities and Exchange Commission. The Registration Statement registered 100,000 shares of the Registrant’s common stock for sale under the Registrant’s Dividend Reinvestment and Stock Purchase Plan.

Pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) dated as of May 6, 2015, by and among Bank of the Ozarks, Inc. (“Ozarks”), Bank of the Ozarks, the Registrant, and the Registrant’s wholly owned subsidiary, Bank of the Carolinas, the Registrant is being merged with and into Ozarks (the “Merger”). Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger, each share of the Registrant’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive shares of Ozarks common stock (plus cash in lieu of any fractional share) based on the purchase price of $64.7 million, subject to certain additional purchase price adjustments set forth in the Merger Agreement. The number of Ozarks shares to be issued will be determined based on Ozarks’ 10-day average closing stock price as of the second business day prior to the closing date, subject to a minimum and maximum price of $29.28 and $48.80, respectively.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated any offering of its securities pursuant to its Dividend Reinvestment and Stock Purchase Plan. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mocksville, State of North Carolina, on August 5, 2015.

BANK OF THE CAROLINAS CORPORATION

By:	/s/ Stephen R. Talbert
Stephen R. Talbert
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors or officers of BANK OF THE CAROLINAS CORPORATION, by his or her signature below, hereby constitutes and appoints each of STEPHEN R. TALBERT and MEGAN W. PATTON, or any substitute appointed by either of them, jointly and severally, as his or her true and lawful attorney-in-fact and agent for him or her, and in his or her name, place and stead, to execute and sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of each said attorney-in-fact and agent, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date

/s/ Stephen R. Talbert	August 5, 2015
Stephen R. Talbert President, Chief Executive Officer, and Director (Principal Executive Officer)

/s/ Megan W. Patton	August 5, 2015
Megan W. Patton Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Harvey L. Glick	August 5, 2015
Harvey L. Glick Director and Chairman

/s/ Derek J. Ferber	August 5, 2015
Derek J. Ferber Director

/s/ Henry H. Land	August 5, 2015
Henry H. Land Director

/s/ Sam D. Norton	August 5, 2015
Sam D. Norton Director

/s/ Grady L. McClamrock, Jr.	August 5, 2015
Grady L. McClamrock, Jr. Director

/s/ John D. Russ	August 5, 2015
John D. Russ Director

/s/ Lynne Scott Safrit	August 5, 2015
Lynne Scott Safrit Director

/s/ Anton V. Schutz	August 5, 2015
Anton V. Schutz Director